Exhibit 10.1

July 13, 2022

Mr. Kevin Schmid

Dear Kevin,

I am pleased to offer you a position with Modular Medical, Inc. (“Modular” or the “Company”) as Chief Operating Officer, an exempt position, reporting to the Company’s President. This offer letter (the “Agreement”) sets forth the terms and conditions of the Company’s offer of employment. This is intended to be a binding agreement, and, if the terms contained in this Agreement are acceptable to you, please acknowledge your acceptance by signing in the signature block, below.

The Company’s offer of employment is conditioned upon: (1) your presenting satisfactory evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of, a reference and background check; (3) your execution of the Company’s standard form of Employment Agreement and (4) ratification of this offer by the Company’s board of directors (the “Board”).

Compensation and Benefits

Base Salary:	Your annual base salary will be $250,000 per year (“Base Salary”), less applicable withholdings and deductions, payable in accordance with the Company’s normal payroll procedures.

Bonus:	You will be eligible to receive an annual target incentive bonus of up to 50% of your Base Salary, payable after the end of the Company’s fiscal year and determined at the discretion of the Board.

Equity Award:	You will be granted an option to purchase 175,000 shares of the Company’s common stock. The option will vest over a three-year period, and the terms of such award shall be in accordance with the terms of the Company’s Amended 2017 Equity Incentive Plan.

Benefits:	You will also be eligible to participate, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program, in the Company’s health and welfare plans available for senior management. Please consult the terms of those plans, which govern your eligibility and terms, and/or contact the Company’s Human Resources Department. You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting Modular’s business, in accordance with Modular’s policies and procedures.
Severance:	If you experience a Constructive Termination (as defined below), you will be entitled to receive the following severance benefits from the Company:

a.	a single lump sum severance payment equal to six months of your then-current Base Salary, payable to you within 60 days following the termination of your employment; and
b.	reimbursement of the full premium amount (less withholding taxes) charged under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for continuation of the group health insurance in effect for you and your participating dependents, for a period of six months following the termination of your employment, subject to earlier termination of reimbursement as of the effective date you receive coverage under a group health insurance plan of another employer.

Release of Claims:	Your right to receive any severance benefits pursuant to this Agreement if you experience a Constructive Termination will be subject to your signing and not revoking a release of claims agreement in a form approved by the Company, and such release becoming effective and irrevocable within 60 days of the termination of your employment or such earlier deadline required by the release. If the release does not become effective within the time period set forth above, you will forfeit all rights to receive such severance benefits.

For the purposes of this Agreement:

•	“Constructive Termination” shall mean the termination of your employment (i) by the Company other than for Cause or (ii) by you for Good Reason;
•	“Cause” shall mean: (i) conviction of a felony or similar crime causing material harm to the standing and reputation of the Company; (ii) dishonesty or fraud; (iii) gross fiscal or fiduciary malfeasance or (iv) willful failure to attend to duties that is not cured within 30 days of receiving written notice from the Company’s President or Chief Executive Officer specifying such failure; and
•	“Good Reason shall mean (i) a material reduction or adverse change in title, position, duties or compensation without your prior express written consent or (ii) any change in reporting responsibilities other than to the Company’s Chairman of the Board, President or Chief Executive Officer.

You acknowledge that your employment with the Company is for an unspecified duration, that it constitutes “at-will” employment, and that either you or the Company can terminate the employment relationship at any time, with or without cause and with or without notice.

This offer will be governed by the laws of the State of California, without regard to any conflicts of law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County California.

This Agreement sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussions between us. Any subsequent change or changes in your duties, salary, benefits or other compensation will not affect the validity or scope of this Agreement. Any change to the “at-will” term of this Agreement must be executed in writing and signed by the Company’s President.

We are pleased to offer you this opportunity to become part of the team at Modular, and are confident that your skills, knowledge and expertise will be an asset and contribute to the success of the Company.

If the proposed terms of this Agreement are acceptable to you, please indicate below with your signature. This offer is valid for three business days.

Very truly yours,

Paul DiPerna
President

ACCEPTED AND AGREED TO
This 15th day of July 2022.

/s/ Kevin Schmid
Kevin Schmid

16772 West Bernardo Drive, San Diego, CA 92127 – www.modular-medical.com